EXHIBIT 99.1

PATRON SYSTEMS REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

-- Marketing Initiatives Translating into Sales Growth --

BOULDER,  Colorado - November  15, 2006 - Patron  Systems,  Inc.  (OTC  Bulletin
Board: PTRN), a leading provider of enterprise software for creating, managing and sharing electronic forms and messages, today reported financial results for the quarter ended September 30, 2006.

Revenues for the third quarter 2006 were $276,825, up 196% from $93,457 in the same quarter of 2005. The increase in revenues reflected increasing adoption of the company's software solutions, FormStream and PolicyBridge.

Operating loss for the quarter ended September 30, 2006 was $1,093,122, compared with a loss of $2,239,587 for the comparable quarter of 2005. Operating expense for the third quarter of 2006 was $1,315,328, compared to $2,199,920 in the third quarter of 2005.

Net loss was $1,156,877 for the third quarter of 2006, compared to net loss of $12,677,722 for the same quarter of 2005. The Company's loss per basic and fully diluted share available to common holders was $0.12 in the third quarter 2006, compared to $6.18 in the comparable quarter of 2005.

Cash and cash equivalents at September 30, 2006 were $60,156. On October 13, 2006 the Company closed $3.1 million of Series B financing through Laidlaw & Company (UK) Ltd. acting as Placement Agent.

"Over the last few quarters, Patron Systems has undergone a major transformation. Management has been diligently working to restructure and improve the Company's financials, both top and bottom line. As our results for the quarter clearly demonstrate, we are making significant headway. Our sales for the quarter nearly tripled over the prior year and we have reduced operating expenses by over 50%. We completed a debt-for-equity swap and we currently have an equity financing underway to strengthen our balance sheet. This capital raise will be used to finance operations including furthering our R&D efforts and pursuing strategic acquisitions that will add value to our suite of software and services," said Robert Cross, Patron CEO.

"On the sales front, our team has been hard at work building the sales lead pipeline. New customer contracts and purchase orders for the nine months ended September 30, 2006 reached $1.8 million and year-to-date we are now at $2.0 million. This represents significant growth from the beginning of the year and further validation that our sales and marketing initiatives are working. More specifically, we are seeing increasing demand for our innovative software solutions. We have upgraded a number of customers to our latest version of PolicyBridge, the launch of which has put us in position to expand existing relationships and establish new ones. We are also seeing increasing adoption of FormStream, our proprietary electronic field reporting application, by law enforcement agencies nationwide. Just last week, we signed up our first Pacific Northwest client, which now gives us a national presence with customers in counties and cities in the West, Northeast, Midwest and Southeast," said Braden Waverley, Patron COO.

"To stay competitive in this marketplace characterized by rapid technological change, we continue to invest in R&D to add additional complimentary features and services that will enhance our products and deliver additional value to clients. In early October, we launched FormStream Version 3.0. The latest version  brings to  officers in the field  significant  new  features  that will improve officer safety, accelerate information collection and improve information sharing. On the marketing front, we have made significant progress. Our sales people are presenting at critical conferences including the International Association of Chiefs of Police conference and the National Society of Compliance Professionals conference to name a few. At these industry-leading events, we have made significant inroads communicating the benefits of our products and networking to further generate interest and build the sales pipeline," said Mr. Waverley.

Mr. Cross concluded, "As you can see, we have made significant progress transforming Patron Systems, and it is clear that there is still much more to do. We are executing on the business and operations, we have robust product and service offerings with clear competitive advantages, and we are operating in markets that offer significant growth potential. This confidence in our products, combined with a management team that has decades of leadership, technology and entrepreneurial expertise, will help guide the Company, we believe, to great success."

About Patron Systems

Patron Systems was established in 2002 to develop products and technologies that close gaps in the management of an organization's messaging environment. Patron's suite of Active Message Management(TM) products addresses eform creation, capture and sharing, and manages data in an industry standard format (GJXDM and NEIM) as well as provides solutions for email policy management, email retention policies, archiving and eDiscovery, proactive email supervision, and protection of messages and their attachments in motion and at rest. Patron serves customers in highly regulated industries such as financial services, legal, public safety and law enforcement, healthcare, and pharmaceuticals. Further information is available at http://www.patronsystems.com

Forward-Looking Statements

This release may contain statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about Patron Systems' business, which are derived in part on assumptions of its management, and are not guarantees of future performance, as such performance is difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Such factors include, but are not limited to, the Company's ability to execute effectively its business plan and acquisition strategy, changes in the market for electronic message management solutions, changes in market activity, the development of new products and services, the enhancement of existing products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. These and other risks are described in the Company's filings with the Securities and Exchange Commission, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company assumes no obligation to update information concerning its expectations.

CONTACT:

Martin "Tork" Johnson for Patron Systems, Inc., cell: +1-312-543-7488 or

Denise Roche (investors), 646-536-7008 or Catherine Bright (media), 646-5367013, both with The Ruth Group


                                       3